BEFORE THE STATE CORPORATION COMMISSION
                      OF THE STATE OF KANSAS


IN THE MATTER OF THE APPLICATION        )
OF SOUTHWESTERN PUBLIC SERVICE COMPANY  )
FOR A CERTIFICATE PURSUANT TO K.S.A.    )  Docket No. 193, 653-U
66-125.                                 )



                           APPLICATION


          Southwestern Public Service Company, a New Mexico

corporation ("SPS"), hereby applies, pursuant to K.S.A. 66-125 for a Certificate authorizing it to issue and deliver a

certificate representing [100] shares of its common stock, $1 par value per share (the "SPS Common Stock"), to M-P New Co., a

Delaware corporation ("Newco"),<F1> in connection with a

reorganization of SPS and Public Service Company of Colorado, a

Colorado corporation ("PSCo"), pursuant to an Agreement and Plan of Reorganization dated as of August 22, 1995, among SPS, PSCo,

and Newco (the "Merger Agreement").

          1.   The address of SPS's principal corporate office is

SPS Tower, Tyler at Sixth Streets, P.O. Box 1261, Amarillo, Texas

79170.

          2.   SPS is engaged principally in the business of

generating, transmitting, distributing, and selling electic

energy to the public in various parts of New Mexico, Texas,

Oklahoma, and Kansas.  SPS is a public utility within Kansas and holds appropriate Certificates of Convenience and Authority

granted by this Commission.  SPS serves approximately 1,500

customers within Kansas.

          3.   PSCo is an operating public utility engaged,

together with its subsidiaries, primarily in the generation,

purchase, transmission, distribution and sale of electricity and in the purchase, transmission, distribution, sale and

transportation of natural gas in Colorado and Wyoming.  Its

corporate office is located at 1225 Seventeenth Street, Denver,

Colorado 80202.

          4.   The Merger Agreement contemplates a Plan of Merger

among SPS, Newco, and SPS Merger Corp., a New Mexico corporation and wholly owned subsidiary of Newco ("SPS Merger Corp."), which provides for the merger of SPS Merger Corp. with and into SPS pursuant to the laws of New Mexico, with SPS to be the surviving corporation of the merger (the "SPS Merger").  Each share of SPS

Merger Corp. outstanding immediately before the SPS Merger will be converted into one share of SPS Common Stock.  Each

certificate which immediately before the SPS Merger represents outstanding shares of SPS Merger Corp. common stock shall, on and after the SPS Merger, be deemed for all purposes to represent the number of shares of SPS Common Stock into which the shares of SPS

Merger Corp. common stock represented by such certificate shall have been converted.  As a result, SPS will become a wholly owned subsidiary of Newco.<F2>  SPS will subsequently issue a new

certificate to Newco evidencing its ownership of all of the

issued and outstanding shares of SPS Common Stock.

          5.   SPS will receive no proceeds from the issuance of

the certificate representing the SPS Common Stock to Newco.  The issuance of the certificate evidences the ownership by Newco of all of the issued and outstanding SPS Common Stock by operation of law immediately after the SPS Merger.

          6.   Upon the consummation of the SPS Merger, each

share of SPS Common Stock outstanding immediately prior to the

SPS Merger will be canceled and converted into the right to

receive 0.95 of one share of common stock, $1 par value per

share, of Newco (the "Newco Common Stock").  As a result, holders of SPS Common Stock will become holders of Newco Common Stock.

          7.   As indicated above, SPS must deliver to Newco

appropriate certificates representing the number of shares of SPS

Common Stock resulting from the conversion of SPS Merger Corp.

common stock into SPS Common Stock.  Such certificates, in the opinion of counsel, are securities within the definition of

K.S.A. 66-125 and require the Commission's authorization.  The amount and character of the proposed certificates and the terms on which they are to be issued are reflected in the Joint Proxy

Statement filed herewith on a confidential basis.

          8.   The proposed securities transactions are necessary

and required for and will be used for the purposes set forth herein.

          WHEREFORE, Applicant (SPS) prays that the Commission

approve this Application and thereafter issue an appropriate

Order and Certificate pursuant to K.S.A. 66-125 authorizing

applicant to issue and deliver the Certificates described in this

Application, upon the special terms and conditions set forth therein.

                              Respectfully submitted,

                              SOUTHWESTERN PUBLIC SERVICE COMPANY


                              By:/s/James L. Grimes, Jr.
                                   James L. Grimes, Jr. - #04592
                                   FOULSTON & SIEFKIN L.L.P.
                                   1515 Bank IV Tower
                                   Topeka, Kansas  66603
                                   (913) 233-3600

                           VERIFICATION


STATE OF TEXAS      )
                    )  SS:
COUNTY OF POTTER    )


          Doyle R. Bunch II, being duly sworn upon his oath, deposes and states that he is Executive Vice President, Accounting and Corporate Development, of Southwestern Public Service Company, Applicant herein; that he has read and is familiar with the foregoing Application filed herewith; and that the statements made therein are true to the best of his knowledge, information and belief.


                              /s/Doyle R. Bunch II
                              Doyle R. Bunch II


          Subscribed and sworn to before me this 3rd day of November, 1995.


                              /s/Gwen Birtciel
                              Notary Public

          ____________________

          <F1> The name "M-P New Co." will be changed when PSCo and SPS agree upon a permanent name. SPS joined with PSCo to form Newco on August 21, 1995. SPS and PSCo each made a capital contribution of $100 to Newco for 50 percent of its stock. This stock will be canceled pursuant to the Merger Agreement in connection with the SPS Merger and the PSCo Merger.

          <F2> Similar action will be taken by PSCo whereby PSCo Merger
               Corp., a Colorado corporation and wholly owned subsidiary of Newco, will be merged with and into PSCo, with PSCo to be the surviving corporation and a wholly owned subsidiary of Newco. The then existing shareholders of PSCo Common Stock will become shareholders of Newco.